NeoStem Provides Results for 2010 and an Update on Recent Activities

Press Release Source: NeoStem, Inc. On Friday April 1, 2011, 9:15 am EDT

NEW YORK, April 1, 2011 /PRNewswire/ -- NeoStem, Inc. (NYSE Amex: NBS) ("NeoStem" or the "Company"), an international biopharmaceutical company with operations in the U.S. and China, is today providing unaudited results for 2010 and an update of recent activities:

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Revenues for the year ended December 31, 2010 were $69.8 million compared with $11.6 million for 2009.  2010 was the first full year that results for the Company's 51% owned subsidiary, Suzhou Erye Pharmaceutical Co. Ltd. ("Erye"), were included in the Company's results.

●	For the year ended December 31, 2010, revenues increased 13% over the 2009 pro forma revenue of $61.7 million.

●	For the year ended December 31, 2010, the Company invested $16.4 million in capital expenditures primarily related to the construction of a new pharmaceutical manufacturing facility at Erye.

●	Net cash used in operating activities for the year ended December 31, 2010 was $8.5 million compared to $8.4 million for the year ended December 31, 2009.

●	Cash and cash equivalents at December 31, 2010 were $15.6 million.

The Company's Annual Report on Form 10-K for 2010 containing full audited financial statements for 2010 is expected to be filed next week.

NeoStem continues to focus on revenue drivers which can be seen by the January 2011 acquisition of Progenitor Cell Therapy, LLC ("PCT") which generates revenues in the US from the manufacturing, development and storage of cells and cell therapies.  The Company views this acquisition as a foundation to achieve its strategic mission of capturing the paradigm shift to cell therapy.  While NeoStem's origins began in the adult stem cell therapy, collection and storage service business, the PCT acquisition begins a new dimension in the Company's business model.  NeoStem today, with 85 US based employees, brings to bear significant resources to meet the basic research, manufacturing, regulatory, clinical and logistical demands of an integrated cell therapeutics company.  NeoStem is now ideally positioned in the year ahead to transition from its origins as a service provider to a therapeutics company leveraging intellectual capital, PCT infrastructure and our China network to attract world-renowned clients and therapeutics partners.

NeoStem recognized early on that advances in cell technology are already being recognized and therapies being deployed, particularly in Asia.  In 2010, NeoStem began commercializing technology in a major hospital in China with the goal of developing a complete infrastructure of hospitals that will be actively using NeoStem's technologies.  Currently the technology being commercialized is one the Company gained access to through a 2009 exclusive license for Asia where a patient's own adult stem cells are used to treat a variety of musculoskeletal diseases. The goal is to provide a real product that can support the most populous market in the world, China's 1.2 billion population and the Company has already signed a second hospital.  Acceptance of this stem cell technology is evidenced by the Weihai Municipal Labor Bureau Medical Insurance Office approval of Wendeng Hospital's application for reimbursement, whereby patients are eligible to receive reimbursement for up to 80% of the $4000-$6200 per patient cost under the new technology category.

NeoStem is transitioning into a therapeutics focused enterprise.  In addition to its VSEL platform and wound technology which have been the basis for over $2.4 million in awards from the Department of Defense, through the acquisition of PCT, NeoStem owns 80% of Athelos, whose mission is to develop regulatory T cells (T-reg) as a therapeutic to treat disorders of the immune system. Many immune-mediated diseases are a result of an imbalance in the immune system.  Athelos' T-reg therapy represents a novel approach for restoring immune balance by enhancing T-reg cell number and function.  Through exclusive licenses, Athelos has secured the rights to a broad patent estate within the T-reg cell field. Some of the earlier projects on the Athelos development agenda include investigating the clinical feasibility of T-reg-based therapeutics to prevent and treat graft-versus-host disease and solid organ rejection, as well as a broad class of other autoimmune diseases.  Results from ongoing Phase I trials of T-reg cell therapy for autoimmune disorders will determine the next phase of trials. Another company developed by PCT which is pursuing a cell-based therapy for cardiovascular diseases, specifically acute myocardial infarction (AMI), is called Amorcyte Therapeutics. Amorcyte has completed a Phase I trial with its lead product, AMR-001. This is an autologous bone marrow-derived, CD34+ cell line selected to treat damaged heart muscle following AMI. According to Amorcyte, this is the first stem cell trial to show dose-related "significant" improvements in limiting perfusion following AMI. PCT has a small ownership interest in Amorcyte today (less than 1%) but is integral to Amorcyte in its role as a contract manufacturer of the therapeutic (the cells, their delivery and the regulatory process).  A Phase 2a clinical trial is expected in 2011 and PCT has secured the manufacturing contract.

NeoStem expects the year ahead to continue to be one of positive transformation and growth for the Company in its mission to capture the emerging paradigm shift to cell based medicine.

About NeoStem, Inc.

NeoStem, Inc. is an international biopharmaceutical company with adult stem cell operations in the U.S., a network of adult stem cell therapeutic providers in China as well as a 51% ownership interest in a profitable Chinese generic pharmaceutical manufacturing company.  NeoStem is focused on accelerating the development of proprietary cellular therapies and becoming a single source for collection, storage, manufacturing, therapeutic development and transportation of cells for cell based medicine and regenerative science globally.  The Company also has licensed various cellular therapy technologies, including worldwide exclusive licenses to a wound healing technology and to VSEL™ Technology which uses very small embryonic-like stem cells, which are adult stem cells that have been shown to have several physical characteristics that are generally found in embryonic stem cells.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward looking statements include statements herein with respect to the ability of PCT's business to complement NeoStem's adult stem cell operations and successful execution of the Company's strategy, as well as other advances in the Company's business, about which no assurances can be given. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010, its Form S-4/A filed with the Securities and Exchange Commission on December 3, 2010 as well as other periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.  NeoStem may experience difficulties in integrating PCT's business and could fail to realize potential benefits of the merger.  Acquisitions may entail numerous risks for NeoStem, including difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses.

For more information, please contact:

NeoStem, Inc.
Robin Smith, CEO
Phone: +1-212-584-4174
Email: rsmith@neostem.com
Web: http://www.neostem.com